Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK
General
The following description of the capital stock of Brilliant Earth Group, Inc. (the “Company,” “we,” “us,” and “our”) and certain provisions of our articles of incorporation (our “articles”) and bylaws (our “bylaws”) are summaries and are qualified in their entirety by reference to the full text of our articles and bylaws and applicable provisions of Chapter 78 of the Nevada Revised Statutes (the “NRS”).
Our articles authorize capital stock consisting of:
•1,200,000,000 shares of Class A common stock, par value $0.0001 per share;
•150,000,000 shares of Class B common stock, par value $0.0001 per share;
•150,000,000 shares of Class C common stock, par value $0.0001 per share;
•150,000,000 shares of Class D common stock, par value $0.0001 per share; and
•10,000,000 shares of preferred stock, par value $0.0001 per share.
Common Stock
Class A Common Stock
Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.
Holders of shares of our Class A common stock are entitled to receive, on a pro rata basis with shares of Class D common stock, dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock and Class D common stock will be entitled to receive pro rata our remaining assets available for distribution.
Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. All outstanding shares of our Class A common stock are fully paid and nonassessable.
Holders of shares of our Class A common stock vote together with holders of our Class B common stock, Class C common stock, and Class D common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our articles or as otherwise required by applicable law or the articles. Any amendment to the articles that gives holders of the Class B Common Stock or Class C Common Stock (i) any rights to receive dividends (subject to certain exceptions) or any other kind of distribution, (ii) any right to convert into or be exchanged for shares of Class A Common Stock, or (iii) any other economic rights shall, in addition to the vote of the holders of shares of any class or series of capital stock of the Corporation required by law, also require the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock voting separately as a class and the affirmative vote of the holders of a majority of the outstanding shares of Class D Common Stock voting separately as a class.
Class B Common Stock
Each share of our Class B common stock entitles its holders to one vote per share on all matters presented to our stockholders generally.
Shares of Class B common stock may be issued only to the extent necessary to maintain a one-to-one ratio between the number of common units of Brilliant Earth, LLC (the “LLC Interests”) held by the Continuing Equity Holders (as defined below) (other than the Founders (as defined below), except in certain circumstances) and the number of shares of Class B common stock issued to the Continuing Equity Holders (other than the Founders, except in certain circumstances). Shares of Class B common stock are transferable only together with an equal number of LLC Interests. Only permitted transferees of LLC Interests held by the Continuing Equity Holders will be permitted transferees of Class B common stock. The outstanding shares of Class B common stock are convertible at the option of the holder into shares of Class A common stock on a one-for-one basis. Once converted into Class A common stock, Class B common stock will not be reissued. “Continuing Equity Holders” means collectively, the holders of LLC Interests and our Class B common stock and Class C common stock, any successor entities thereto, as set forth on Schedule A of our articles. Their respective successors and assigns as well as their respective transferees. “Founders” refers to Beth Gerstein, our Co-Founder and Chief Executive Officer, Eric Grossberg, our Co-Founder and Executive Chairman, and Just Rocks Inc., a Delaware corporation.
Holders of shares of our Class B common stock vote together with holders of our Class A common stock, Class C common stock, and Class D common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our articles described below or as otherwise required by applicable law or the articles.
Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation. Additionally, holders of shares of our Class B common stock do not have preemptive, subscription or redemption rights. There are no redemption or sinking fund provisions applicable to the Class B common stock. Upon the exchange of an LLC Interest (together with a share of Class B common stock), the shares of Class B common stock will be automatically canceled with no consideration and no longer outstanding. Any amendment of our articles that gives holders of our Class B common stock (1) any rights to receive dividends or any other kind of distribution or (2) any other economic rights will require, in addition to stockholder approval required by law, the affirmative vote of holders of a majority of the outstanding shares of our Class A common stock voting separately as a class and the affirmative vote of the holders of a majority of the outstanding shares of Class D common stock voting separately as a class.
Class C Common Stock
Each share of our Class C common stock entitles its holders to ten votes per share on all matters presented to our stockholders generally.
Shares of Class C common stock may be held by our Founders and may be issued only to the extent necessary to maintain a one-to-one ratio between the number of LLC Interests held by our Founders and the number of shares of Class C common stock issued to our Founders. Shares of Class C common stock are transferable only together with an equal number of LLC Interests. Only permitted transferees of LLC Interests held by our Founders are permitted transferees of Class C common stock. Upon the exchange of an LLC Interest (together with a share of Class C common stock) for Class D common stock, the shares of Class C common stock will be automatically canceled with no consideration and no longer outstanding. Each share of Class C common stock will also automatically convert into one validly issued, fully paid and nonassessable share of Class B common stock upon the earlier of (1) the 10-year anniversary of the date of the closing of our initial public offering and (2) the date on which the Founders cease to hold at least 8% of the aggregate number of shares of all classes of common stock then outstanding, assuming exchange of all LLC Interests. Once converted into Class B common stock or Class D common stock, Class C common stock will not be reissued.
Holders of shares of our Class C common stock vote together with holders of our Class A common stock, Class B common stock, and Class D common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our articles described below or as otherwise required by applicable law or the articles.
Holders of shares of our Class C common stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation. Additionally, holders of shares of our Class C common stock do not have preemptive, subscription or redemption rights. There are no redemption or sinking fund provisions applicable to the Class C common stock. Upon the exchange of an LLC Interest (together with a share of Class C common stock), the shares of Class C common stock will be automatically canceled with no consideration and no longer outstanding. Any amendment of our articles that gives holders of our Class C common stock (1) any rights to receive dividends or any other kind of distribution or (2) any other economic rights will require, in addition to stockholder approval required by law, the affirmative vote of holders of a majority of the outstanding shares of our Class A common stock voting separately as a class and the affirmative vote of the holders of a majority of the outstanding shares of Class D common stock voting separately as a class.
Class D Common Stock
Each share of our Class D common stock entitles its holders to ten votes per share on all matters presented to our stockholders generally. Shares of Class D common stock may be held by our Founders upon the exchange of an LLC Interest (together with a share of Class C common stock) for Class D common stock, along with the cancellation of the Class C common stock.
Holders of shares of our Class D common stock are entitled to receive, on a pro rata basis with shares of Class A common stock, dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class D common stock and Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.
Shares of Class D common stock can only be held by our Founders or their permitted transferees. The outstanding shares of Class D common stock are convertible at the option of the holder into shares of Class A common stock on a one-for-one basis. In addition, each share of Class D common stock will convert automatically into one validly issued, fully paid and nonassessable share of Class A common stock upon any transfer, whether or not for value, except for certain affiliate transfers described in our articles among the Founders, and their respective affiliates. Each share of Class D common stock will also automatically convert into one share of Class A common stock upon the earlier of (1) the 10-year anniversary of the date of the closing of our initial public offering and (2) the date on which the Founders cease to hold at least 8% of the aggregate number of shares of all classes of common stock then outstanding, assuming exchange of all LLC Interests. Once converted into Class A common stock, Class D common stock will not be reissued.
Holders of shares of our Class D common stock do not have preemptive, subscription or redemption rights. There are no redemption or sinking fund provisions applicable to the Class D common stock.
Holders of shares of our Class D common stock vote together with holders of our Class A common stock, Class B common stock, and Class C common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our articles or as otherwise required by applicable law or the articles. Any amendment to the articles that gives holders of the Class B common stock or Class C common stock (i) any rights to receive dividends (subject to certain exceptions) or any other kind of distribution or (ii) any other economic rights shall, in addition to the vote of the holders of shares of any class or series of capital stock of the Company required by law, also require the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock voting separately as a class and the affirmative vote of the holders of a majority of the outstanding shares of Class D common stock voting separately as a class.
Preferred Stock
The total of our authorized shares of preferred stock is 10,000,000 shares. We have no shares of preferred stock outstanding.
Under the terms of our articles, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the number and designation of such series and the powers, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock.
Registration Rights
In connection with our initial public offering, we entered into a Registration Rights Agreement with certain of the Continuing Equity Holders granting such parties specified rights to require us to register all or a portion of their shares under the Securities Act of 1933, as amended (the “Securities Act”).
Forum Selection; Jury Waiver
Our articles provide that, unless the Company consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of the State of Nevada, Clark County, Nevada (the “Eighth Judicial District Court”), shall, to the fullest extent permitted by law, including the applicable laws or jurisdictional requirements of the United States, be the exclusive forum for any and all actions, suits and proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim (each, an “Action”), that are internal actions (as such term is defined in NRS 78.046 or any successor statute). In the event that the Eighth Judicial District Court does not have jurisdiction over any such Action, then any other state district court located in the State of Nevada shall be the exclusive forum for such Action. In the event that no state district court in the State of Nevada has jurisdiction over any such Action, then a federal court located within the State of Nevada shall be the exclusive forum for such Action. Notwithstanding the foregoing, this provision shall not apply to claims seeking to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended. Our articles also provide that, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing. By agreeing to this provision, however, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.
Our articles also provide that to the fullest extent permitted by applicable law, all internal actions (as such term is defined in NRS 78.046 or any successor statute) to be tried in any court of the State of Nevada must be tried before the presiding judge as the trier of fact, and not before a jury. This requirement conclusively operates as a waiver of the right to trial by jury by each party to any internal action to which this requirement applies.
Dividends
Declaration and payment of any dividend is subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our future indebtedness, industry trends, the provisions of Nevada law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant.
Anti-Takeover Provisions
Our articles and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Shares
The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the Nasdaq rules. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans and funding of redemptions of LLC Interests. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors
Our articles provide that our board of directors is divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. Our directors may only be removed from our board of directors at any time with or without cause upon the affirmative vote of at least 66 2/3% of the holders of capital stock representing the voting power of our outstanding shares of capital stock entitled to vote thereon and otherwise in accordance with the NRS. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.
Board of Directors Vacancies; Size of the Board
Our articles provide that, subject to the rights of the holders of any series of preferred stock to elect directors and the rights granted pursuant to the Stockholders Agreement, vacant directorships, including newly created seats, shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. Our articles provide that, subject to the rights of the holders of any series of preferred stock to elect directors and the rights granted pursuant to the Stockholders Agreement, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by our board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.
Stockholder Action; Special Meetings of Stockholders
Our articles provide that, at any time when Mainsail (as defined below) and our Founders beneficially own, in the aggregate, at least a majority of the voting power of our outstanding capital stock, our stockholders may take action by consent without a meeting, and at any time when Mainsail and our Founders beneficially own, in the aggregate, less than the majority of the voting power of our outstanding capital stock, our stockholders may not take action by consent, but may only take action at a meeting of stockholders. “Mainsail” refers to Mainsail Partners III, L.P., a Delaware limited partnership, and certain funds affiliated with Mainsail Partners III, L.P., including Mainsail Incentive Program, LLC, and Mainsail Co-Investors III, L.P. Our articles further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the Executive Chairman of our board of directors, or our Chief Executive Officer, as applicable, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
In addition, our bylaws provide for an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. These provisions do not apply to the parties to our Stockholders Agreement so long as such party is entitled to nominate a director or directors pursuant to the Stockholders Agreement. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and requirements and provide us with certain information in the timeframe set forth in the bylaws. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.
No Cumulative Voting
The NRS provides that stockholders may cumulate votes in the election of directors if a corporation’s articles of incorporation so provide. Our articles do not provide for cumulative voting.
Amendment of Articles of Incorporation or Bylaws
The NRS provides generally that the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote on the matter is required to amend a corporation’s articles of incorporation, unless a corporation’s articles of incorporation require a greater percentage. Our articles provide that the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock, voting as a single class, is required to amend certain provisions of our articles, including provisions relating to amending our bylaws, the classified board, the size of our board, removal of directors, director liability, vacancies on our board, special meetings, stockholder notices, actions by written consent and exclusive forum. The articles provide that our board of directors may adopt, amend, alter or repeal the bylaws. In addition, the articles provide that the stockholders may also adopt, amend, alter or repeal the bylaws by the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of capital stock entitled to vote generally in the election of directors.
Nevada Anti-Takeover Statutes
Business Combinations: Sections 78.411 through 78.444 of the NRS (the “Nevada Combinations Statute”) generally prohibit “combinations” including mergers, consolidations, sales and leases of assets, issuances of securities and similar transactions by a Nevada corporation having a requisite number (which the Company expects to have) of stockholders of record, with any person who beneficially owns (or any affiliate or associate of the corporation who within the previous two years owned), directly or indirectly, 10% or more of the voting power of the outstanding voting shares of the corporation (an “interested stockholder”), within two years after such person first became an interested stockholder unless (i) the board of directors of the corporation approved the combination or transaction by which the person first became an interested stockholder before the person first become an interested stockholder or (ii)

the board of directors of the corporation has approved the combination in question and, at or after that time, such combination is approved at an annual or special meeting of the stockholders of the target corporation, and not by written consent, by the affirmative vote of holders of stock representing at least 60% of the outstanding voting power of the target corporation not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder.
Beginning two years after the date the person first became an interested stockholder, a combination may also be permitted if the interested stockholder satisfies certain requirements with respect to the aggregate consideration to be received by holders of outstanding shares in the combination. The Nevada Combinations Statute does not apply to combinations with an interested stockholder after the expiration of four years from when the person first became an interested stockholder.
The Company has elected not to be governed by the Nevada Combination Statute in its articles.
Our articles do contain provisions that are similar to some of the provisions of the Nevada Combination Statute. Specifically, our articles provide that, subject to certain exceptions, the Company is not able to engage in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board or unless the business combination is approved in a prescribed manner. For the purposes of the articles, a “business combination” includes, among other actions, a merger or consolidation involving us and the “interested stockholder,” the sale of more than 5% of our assets, or the issuance to the Interested Stockholder or an affiliate of shares of the Company or an affiliate with an aggregate market value of 5% or more of all outstanding voting shares. Under the articles, in general, an “interested stockholder” is any entity or person beneficially owning 10% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person; provided, that, the articles specify that certain stockholders are not considered an “interested stockholder” for purposes of these provisions.
Acquisitions of a Controlling Interest: Sections 78.378 through 78.3793, inclusive, of the NRS (the “Nevada Control Share Statute”), pertaining to the acquisition of controlling interests, apply to “issuing corporations” that are Nevada corporations doing business, directly or through an affiliate, in Nevada and having at least 200 stockholders of record, including at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation. Under those provisions, any person who acquires a controlling interest in a corporation may not exercise voting rights of any “control shares” unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special meeting of such stockholders held upon the request, and at the expense, of the acquiring person. The statute applies to acquisition of a “controlling interest” in ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more of the voting power of the issuing corporation in the election of directors, and voting rights must be conferred by a majority of the disinterested stockholders as each threshold is reached and/or exceeded. “Control shares” also include shares acquired by persons acting in association with an acquiring person and those acquired within 90 days immediately preceding the date of the acquisition triggering the statute. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of such person’s shares pursuant to the Nevada dissenter’s rights statute.
The Nevada Control Share Statute does not apply to any acquisition of a controlling interest in an issuing corporation if the articles of incorporation or bylaws of the corporation in effect on the 10th day following the acquisition of a controlling interest by the acquiring person provide that the provisions of those sections do not apply to the corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified. Therefore, the board of directors of a Nevada corporation usually may unilaterally avoid the imposition of burdens imposed by the Nevada Control Share Statute by promptly amending the bylaws of the corporation in connection with a transaction. A Nevada corporation may impose stricter requirements if it so desires.
The Company has opted out of the provisions of the Nevada Control Share Statute in its articles.
Indemnification and Limitations on Liability of Officers and Directors
Our bylaws provide indemnification for our directors and officers to the fullest extent permitted by the NRS. We have entered into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Nevada law.
In addition, under Nevada law and our articles, the personal liability of our directors and officers for monetary damages resulting from breaches of certain fiduciary duties are eliminated except where (i) the presumption that such director or officer has acted in good faith, with a view to the interests of the corporation has been rebutted, and (ii) it is proven that such director’s or officer’s act or failure to act was a breach of his or her fiduciary duties and involved intentional misconduct, fraud or a knowing violation of law.
The effect of both of these provisions is to restrict our rights and the rights of our stockholders in derivative suits or other legal proceedings to recover monetary damages against a director or officers for breach of fiduciary duties.
These provisions may be held not to be enforceable for violations of the federal securities laws of the U.S.

Corporate Opportunity Doctrine
Nevada law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or one or more of its officers, directors or stockholders. Our articles, to the maximum extent permitted from time to time by Nevada law, renounce any and all interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to Mainsail, any of our directors who are employees of or affiliated with Mainsail, or any director or stockholder who is not employed by us. Our articles provide that, to the fullest extent permitted by law, Mainsail, any of our directors who are employees of or affiliated with Mainsail, or any director or stockholder who is not employed by us or our affiliates does not have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing, directly or indirectly with us or any of our subsidiaries. In addition, to the fullest extent permitted by law, if Mainsail, any of our directors who are employees of or affiliated with Mainsail, or any director or stockholder who is not employed by us acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or our subsidiaries and they may take any such opportunity for themselves or offer it to another person or entity, unless such opportunity was expressly offered to them solely in their capacity as a director, executive officer or employee of us or our affiliates. To the fullest extent permitted by Nevada law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the corporation unless (1) we would be permitted to undertake such transaction or opportunity in accordance with the articles, (2) we, at such time have sufficient financial resources to undertake such transaction or opportunity, (3) we or a subsidiary have an interest or expectancy in such transaction or opportunity and (4) such transaction or opportunity would be in the same or similar line of our business in which we or our subsidiaries are engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business. Our articles do not renounce our interest in any business opportunity that is expressly offered to a director, executive officer or employee in his or her capacity as a director, executive officer or employee of the Company.
Dissenters’ (Appraisal) Rights
A stockholder of a Nevada corporation may be entitled to dissent from, and obtain payment of the fair value of his or her shares in connection with, certain transactions involving the Nevada corporation, including, among others, most mergers, conversions in which the stockholder’s interests will be converted, and exchanges in which the stockholder’s shares are to be acquired.
However, there is no right of dissent in favor of stockholders of: (i) any class or series which is a “covered security” under section 18(b)(1)(A) or (B) of the Securities Act; (ii) any class or series which is traded in an organized market, has at least 2,000 stockholders and has a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10% of such shares; or (iii) certain securities issued by an open end management investment company registered with the SEC. The Company’s Class A Common Stock would qualify as such a security and therefore holders thereof would generally not be entitled to dissenters’ rights under the NRS.
Notwithstanding the limitations on rights of dissent in the foregoing paragraph, dissenter’s rights are available if stockholders are required by the terms of the corporate action to accept for their shares anything other than (i) cash, (ii) securities or other proprietary interests of any other entity that will satisfy the marketability standards set forth in the prior paragraph, or (iii) any combination of clauses (i) and (ii).
A stockholder who wishes to assert dissenter’s rights, to the extent available, must comply with all of the requirements for asserting and preserving their dissenter’s rights under the NRS Sections 92A.300 - 92A.500, including, under certain circumstances, delivering a statement of intent with respect to the corporate action prior to the taking of the vote at a meeting (or the date set in an advance notice statement given by the company in the case of an action to be taken by written consent of the stockholders for which the corporation gives an advance notice statement), and delivering a written demand for payment by the date set in a dissenter’s notice given by the corporation.
Stockholders’ Derivative Actions
Under the NRS and the Nevada Rules of Civil Procedure, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, subject to certain conditions, including that the stockholder bringing the action was a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. In effect, then, a stockholder cannot purchase a derivative suit along with his or her shares.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is Equiniti Trust Company, LLC.
Trading Symbol and Market
Our Class A common stock is listed on The Nasdaq Global Market under the symbol “BRLT.”